Exhibit 4.3

THE NEW HOME COMPANY INC.
MAY 4, 2017
OFFICERS’ CERTIFICATE
Reference is made to the Indenture, dated as of March 17, 2017 (the “Indenture”), by and among The New Home Company Inc., a Delaware corporation (the “Company”), the Guarantors (as defined therein) and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Company’s 7.250% Senior Notes due 2022. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Indenture.
This Officers’ Certificate is being executed and delivered to the Trustee pursuant to Section 2.13 of the Indenture in connection with the issuance of Additional Securities under the Indenture, which Additional Securities include the following features:

1.	The aggregate principal amount to be authenticated and delivered pursuant to the Indenture is $75,000,000.

2.	The Company is relying on Section 4.03(a)(ii) of the Indenture to issue such Additional Securities.

3.	The issue price to the public is 102.750%, plus accrued interest from March 17, 2017.

4.	The issue date is May 4, 2017.

5.	The CUSIP numbers are:

A.	Rule 144A: CUSIP 645370 AA5 / ISIN US645370AA51;

B.	Reg S: CUSIP U64307 AB4; ISIN USU64307AB48.

6.	The Additional Securities shall be Initial Securities.
I, John M. Stephens, the duly appointed Chief Financial Officer of the Company, and Mark Kawanami, the duly appointed Senior Vice President, Finance and Assistant Secretary of the Company, hereby certify, solely in their capacities as Officers of the Company, as follows:

1.
The undersigned has read Section 2.13 of the Indenture, which permits the Company to issue Additional Securities under the Indenture, Section 4.03 of the Indenture, which restricts the ability of the Company or any Restricted Subsidiary to incur any Indebtedness, and all of the conditions precedent to the issuance of the Additional Securities on the date hereof contained in the Indenture and the covenants provided for in the Indenture (and, in each case, the definitions relating thereto contained therein).

2.	The undersigned has examined such documents and records as he or she has deemed necessary or appropriate as a basis for the opinion expressed below in paragraph 4.

3.
The undersigned is of the opinion that he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent to the issuance of the Additional Securities on the date hereof contained in the Indenture have been complied with.

4.
Based on the foregoing, the undersigned is of the opinion that the Company has complied with all the conditions precedent to the issuance of the Additional Securities on the date hereof contained in the Indenture.

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Exhibit 4.3

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his or her respective name as of the day first written above.

By:	/s/ John M. Stephens
Name: John M. Stephens
Title: Chief Financial Officer

By:	/s/ Mark Kawanami
Name: Mark Kawanami
Title: Senior Vice President, Finance and Assistant Secretary

[Signature Page to Officers’ Certificate for Additional Securities]